Office of the General Counsel


August 21, 1997


IAA Trust Asset Allocation Fund, Inc.
808 IAA Drive
Bloomington, IL  61702

Ladies and Gentlemen:

We understand that IAA Trust Asset Allocation Fund, Inc., Bloomington, Illinois, Securities Act of 1933 Registration No. 2-62538, elected in its Registration Statement to register an indefinite number of shares of its capital stock pursuant to Rule 24f-2. You have requested our opinion in connection with making definite the registration under the Securities Act of 1933 of 274,886 shares of capital stock publicly issued and 60,513 shares of capital stock issued in connection with a dividend reinvestment plan by IAA Trust Asset Allocation Fund, Inc., during its fiscal year ended June 30, 1997, pursuant to Rule 24f-2.

On the basis of information and documents furnished us by representatives of IAA Trust Asset Allocation Fund, Inc., it is my opinion that:

1. IAA Trust Asset Allocation Fund, Inc. is a corporation duly organized and validly existing under the laws of the State of Maryland.

2. That such corporation has authorized capital stock of 10,000,000 shares of the par value of $1.00 per share.

3. That all necessary action has been taken to duly authorize the issuance of 335,399 shares of the capital stock of the corporation with a par value of $1.00 per share and that such shares were validly authorized, legally issued, fully paid and non-assessable.

Consent is hereby granted for you to file this opinion letter with the Securities and Exchange Commission as an Exhibit to your Rule 24f-2 Notice which Notice is being filed by IAA Trust Asset Allocation Fund, Inc. for the purpose of making definite the registration of 335,399 shares of capital stock, par value $1.00 per share.

Very truly yours,

OFFICE OF THE GENERAL COUNSEL

/s/ Paul M. Harmon

Paul M. Harmon
General Counsel

gs




ILLINOIS AGRICULTURAL ASSOCIATION  and AFFILIATED COMPANIES
1701 Towanda Avenue/P. O. Box 2901/Bloomington, Illinois 61701
Telephone:  309/557/2542  To call writer direct:  309/557/2210
Fax:  309/557/2211

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